UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2020

Valaris plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation)	1-8907 (Commission File Number)	98-0635229 (IRS Employer Identification No.)

110 Cannon Street

London, England EC4N6EU

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, U.S. $0.40 par value	VAL	New York Stock Exchange
4.70% Senior Notes due 2021	VAL21	New York Stock Exchange
4.50% Senior Notes due 2024	VAL24	New York Stock Exchange
8.00% Senior Notes due 2024	VAL24A	New York Stock Exchange
5.20% Senior Notes due 2025	VAL25A	New York Stock Exchange
7.75% Senior Notes due 2026	VAL26	New York Stock Exchange
5.75% Senior notes due 2044	VAL44	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

On January 24, 2020, Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), entered into a Cooperation and Support Agreement (the “Agreement”) with Luminus Management, LLC, a limited liability company organized under the laws of Delaware (together with its affiliates, “Luminus”), which beneficially owns 36,982,076 shares of the Company’s Class A ordinary shares, par value $0.40 per share (the “Ordinary Shares”).

Pursuant to the Agreement, the Company agreed that, five business days following the date of the filing of this Form 8-K, Adam Weitzman, a representative of Luminus (the “Board Appointee”), will be appointed to the Board of Directors of the Company (the “Board”). The Company also agreed that (i) the Board will nominate the Board Appointee, Frederick Arnold and Georges Lambert (collectively, the “New Directors”) for election as directors at the Company’s 2020 annual general meeting of shareholders (the “2020 Annual General Meeting”), (ii) the Company will not nominate for election at the 2020 Annual General Meeting more than 11 director nominees, including each of the New Directors, (iii) the Company will recommend, support and solicit proxies for the election of each of the New Directors at the 2020 Annual General Meeting in the same manner and to the same extent as for the Company’s other nominees and (iv) until the conclusion of the 2020 Annual General Meeting, the size of the Board shall be no more than 12 directors and following the conclusion of the 2020 Annual General Meeting and during the Standstill Period (as defined below), the size of the Board shall be not be increased above 11 directors without unanimous Board consent.

The Company has also agreed to appoint each of the New Directors to at least one of the Board’s standing committees and to appoint the Board Appointee as a member of the Finance Committee of the Board (the “Finance Committee”). The Board Appointee will also be appointed as a member of the Compensation Committee of the Board.

Pursuant to the Agreement, the Board Appointee will tender his resignation as a director (which the Board may or may not accept) if Luminus sells Ordinary Shares and after giving effect to such sale Luminus’ aggregate beneficial ownership of the then-outstanding Ordinary Shares of the Company is below either (i) both (A) 9% of the then-outstanding Ordinary Shares of the Company and (B) a value of $140 million or (ii) 5.25% of the Company’s then-outstanding Ordinary Shares (such sale resulting in either (i) or (ii), a “Minimum Ownership Event”). The Board Appointee further agreed to tender his resignation (which the Board may or may not accept) if Luminus (i) nominates director candidates for election at the Company’s 2021 annual general meeting of shareholders (the “2021 Annual General Meeting”) or (ii) materially breaches the Agreement (subject to a reasonable right to cure such breach).

Pursuant to the Agreement, Luminus agreed that during the Standstill Period, on any matter brought to a vote of the Company’s shareholders, Luminus will vote all of its Ordinary Shares (i) against the removal of any directors and in favor of (A) the Company’s director nominees, (B) any say-on-pay vote, subject to an exception set forth in the Agreement, and (C) any other standard resolutions put to a shareholder vote at the 2020 Annual General Meeting, including, among others, resolutions relating to the directors’ renumeration report and the directors’ renumeration policy, subject to exceptions set forth in the Agreement, and (ii) in accordance with the recommendations of the Board on all other matters (other than extraordinary matters at a shareholder meeting involving a merger, acquisition or similar business combination) unless ISS or Glass Lewis recommend otherwise and Luminus has not campaigned any such proxy advisory service for such recommendation; provided, however, that Luminus will vote its Ordinary Shares in accordance with the recommendation of the Board on any matter that the Board Appointee has approved. Luminus will not be required to vote in accordance with the above in the event that the Board accepts the Board Appointee’s resignation due to the occurrence of a Minimum Ownership Event.

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Additionally, Luminus agreed that until 30 business days prior to the advance notice deadline for shareholder nominations of directors for the 2021 Annual General Meeting (or the occurrence of a material uncured breach by the Company) (the “Standstill Period”), Luminus will not, among other things, (i) acquire beneficial ownership of or economic exposure to (A) more than 20% of the Company’s then-outstanding Ordinary Shares (including through derivatives or any similar arrangement) or (B) any additional debt securities of the Company or any of its subsidiaries; provided that if the Company accepts the Board Appointee’s resignation due to the occurrence of a Minimum Ownership Event, Luminus may acquire such additional debt securities in compliance with applicable insider trading and securities laws, (ii) engage in a short sale transaction or similar arrangement, (iii) engage in any solicitation of proxies of holders of the Company’s securities, (iv) present a proposal that publicly seeks additional representation on the Board or the removal of any member of the Board or (v) make any public disclosure or statement regarding any plan or proposal with respect to the Board, the Company, its management or policies (including capital allocation), any of its securities or assets or any of its businesses or strategy or disclosing any plan or proposal inconsistent with the Agreement. Luminus also agreed to abide by certain other customary standstill restrictions during the Standstill Period as set forth in the Agreement.

The Company further agreed to reimburse Luminus for certain reasonable, documented out-of-pocket fees and expenses incurred in connection with Luminus’ engagement with the Company in an amount not to exceed $3,000,000 in the aggregate.

Each of the parties to the Agreement also agreed to mutual non-disparagement obligations.

The summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

The Board approved the following, effective five business days following the date of the filing of this Form 8-K: (i) an increase in the total number of directors constituting the Board from 11 to 12 directors and (ii) the appointment of Adam Weitzman as a director of the Company to fill the newly created directorship. In connection with his appointment to the Board, Mr. Weitzman will be appointed to each of the Finance Committee of the Board and the Compensation Committee of the Board.

As of the date of the appointment, Mr. Weitzman has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K. Mr. Weitzman will be compensated according to the Company’s standard director compensation for non-employee directors as described under the caption “Director Compensation” in the Company’s 2019 Proxy Statement filed with the Securities and Exchange Commission on March 29, 2019.

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Item 7.01          Regulation FD Disclosure

On January 27, 2019, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01.          Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Exhibit

10.1	Cooperation and Support Agreement, dated as of January 24, 2020, by and among Valaris plc and Luminus Management, LLC

99.1	Press Release, dated January 27, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Important Additional Information and Where to Find It

The Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for its 2020 Annual General Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents when filed by the Company with the SEC in connection with the General Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website

(https://www.valaris.com/investors/ financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at 713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2020 Annual General Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual General Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 3, 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valaris plc

	By:	/s/ Michael T. McGuinty
	Name:	Michael T. McGuinty
	Title:	Senior Vice President and General Counsel

Date: January 27, 2020